--------------------------------------------------------------------------------


                               WARRANT AGREEMENT


                                 by and between



                          PANLABS INTERNATIONAL, INC.



                                      and



                      CHRYSALIS INTERNATIONAL CORPORATION



                           Dated as of March 16, 1998




--------------------------------------------------------------------------------

     THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR UNDER ANY APPLICABLE STATE LAW AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THIS AGREEMENT AND IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER OR SUCH STATE SECURITIES LAWS. THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO THE PROVISIONS OF A STANDSTILL AND CONFIDENTIALITY AGREEMENT, DATED MARCH 16, 1998, AMONG CHRYSALIS INTERNATIONAL CORPORATION, MDS INC. AND PANLABS INTERNATIONAL, INC., A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE SECRETARY OF CHRYSALIS INTERNATIONAL CORPORATION.


                               WARRANT AGREEMENT


          This WARRANT AGREEMENT (this "Warrant") is being entered into this 16th day of March 1998, by and between Chrysalis International Corporation, a Delaware corporation (together with its successors and permitted assigns, "Chrysalis") and Panlabs International, Inc., a Washington corporation and a wholly owned subsidiary of MDS Washington, Inc., a wholly owned subsidiary of MDS Inc. (the "Investor"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Standstill Agreement (as defined below).

          WHEREAS, Chrysalis and the Investor have entered into that Note and Warrant Purchase Agreement (the "Note and Warrant Purchase Agreement"), dated as of the date hereof, pursuant to which Chrysalis has agreed to issue to the Investor the US$5,000,000 subordinated promissory note (the "Note") and Chrysalis has agreed to grant to the Investor the right to purchase Two Million (2,000,000) shares of Common Stock, par value $0.01 per share, of Chrysalis ("Common Stock"), at an exercise price of $2.50 per share pursuant to the terms and conditions of this Warrant; and

          WHEREAS, Chrysalis and the Investor have entered into a Standstill and Confidentiality Agreement dated as of the date hereof (the "Standstill Agreement"), pursuant to which Chrysalis and the Investor have agreed to certain limitations on the ownership of Voting Securities and Convertible Securities, which limitations shall also apply hereto.

          NOW, THEREFORE, in consideration of the agreements, rights, obligations and covenants contained herein, and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, Chrysalis and the Investor hereby agree as follows:

      SECTION 1.  GRANT OF WARRANT.

          1.1 GRANT. Chrysalis hereby grants to the Investor this Warrant, which, subject to the terms and conditions of the Standstill Agreement, is exercisable as provided herein, in whole or in part as provided in Section 3.1 hereto, at any time and from time to time during the period commencing on the date hereof (the "Closing Date") and ending on the later of (i) the third anniversary of the Closing Date at 6:00 p.m., local time in New York, New York and (ii) payment by Chrysalis of the full amount of the Note (the "Exercise Period"), to purchase an aggregate of up to Two Million (2,000,000) shares of Common Stock (the "Warrant Shares"), at an exercise price of two dollars and fifty cents (US$2.50) per share (as it may be hereinafter adjusted, the "Exercise Price").

          1.2 SHARES TO BE ISSUED; RESERVATION OF SHARES. Chrysalis covenants and agrees that all Warrant Shares will, upon issuance, be duly authorized, validly issued and outstanding, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issuance thereof. Chrysalis further covenants and agrees that it will from time to time take all actions required to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Exercise Price. Chrysalis further covenants and agrees that, during the Exercise Period, Chrysalis will at all times have authorized and reserved sufficient shares of Common Stock to provide for the exercise of this Warrant in full.

      SECTION 2.  ADJUSTMENTS TO WARRANT RIGHTS.

          2.1 STOCK COMBINATIONS. In case Chrysalis shall combine all of the outstanding Common Stock proportionately into a smaller number of shares, the Exercise Price per Warrant Share hereunder in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares issuable to the Investor upon exercise of this Warrant shall be proportionately decreased, as of the effective date of such combination, as follows: (a) the number of Warrant Shares purchasable upon the exercise of the Warrant immediately prior to the effective date of such combination, shall be adjusted so that the holder of the Warrant exercised after that date shall be entitled to receive the number and kind of Warrant Shares which the holder of the Warrant would have owned and been entitled to receive as a result of the combination had the Warrants been exercised immediately prior to that date and (b) the Exercise Price in effect immediately prior to such adjustment shall be adjusted by multiplying such Exercise Price by a fraction, the numerator of which is the aggregate number of shares of Common Stock purchasable upon exercise of the Warrants immediately prior to such adjustment, and the denominator of which is the aggregate number of shares of Common Stock purchasable upon exercise of the Warrants immediately thereafter.

          2.2 REORGANIZATIONS. If any of the following transactions (each, a "Special Transaction") shall become effective after the Closing Date: (i) a capital reorganization or reclassification of the capital stock of Chrysalis,
(ii) a consolidation or merger of Chrysalis with and into another entity and Chrysalis is not the surviving entity in such transaction, or (iii) a sale or conveyance of all or substantially all of the assets of Chrysalis, then, as a condition of any such Special Transaction, lawful and adequate provision shall be made whereby the Investor shall thereafter have the right to purchase and receive, at any time after the consummation of such

Special Transaction until the expiration of the Exercise Period, upon the basis and upon the terms and conditions specified herein, and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of this Warrant for the aggregate Exercise Price in effect immediately prior to such consummation, such shares of stock, other securities, cash or other assets as may be issued or payable in and pursuant to the terms of such Special Transaction with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of Warrant Shares immediately theretofore issuable upon exercise of this Warrant had such Special Transaction not taken place (pro rated in the case of any partial exercises). In connection with any Special Transaction, appropriate provision shall be made with respect to the rights and interests of the Investor to the end that the provisions of this Warrant (including without limitation provisions for adjustment of the Exercise Price and the number of Warrant Shares issuable upon the exercise of the Warrant), shall thereafter be applicable, as nearly as may be, to any shares of stock, other securities, cash or other assets thereafter deliverable upon the exercise of this Warrant.

          2.3 ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in the Common Stock by reason of stock dividends, stock splits, recapitalizations or reclassifications, the type and number of Warrant Shares issuable upon exercise of this Warrant, and the Exercise Price, as the case may be, shall be adjusted as follows: (a) the number of Warrant Shares purchasable upon the exercise of the Warrant immediately prior to the record date for such dividend or distribution, or the effective date of such recapitalization or reclassification shall be adjusted so that the holder of the Warrant exercised after that date shall be entitled to receive the number and kind of Warrant Shares which the holder of the Warrant would have owned and been entitled to receive as a result of the dividend, distribution, recapitalization or reclassification had the Warrants been exercised immediately prior to that date and (b) the Exercise Price in effect immediately prior to such adjustment shall be adjusted by multiplying such Exercise Price by a fraction, the numerator of which is the aggregate number of shares of Common Stock purchasable upon exercise of the Warrants immediately prior to such adjustment, and the denominator of which is the aggregate number of shares of Common Stock purchasable upon exercise of the Warrants immediately thereafter. No such adjustment shall be made on account of any dividend payable other than in securities of Chrysalis.

          2.4 NOTICE. Whenever this Warrant or the number of Warrant Shares issuable hereunder is to be adjusted as provided herein or a dividend or distribution (in cash, stock or otherwise and including, without limitation, any liquidating distributions) is to be declared by Chrysalis, Chrysalis shall forthwith cause to be sent to the Investor at the last address of the Investor shown on the books of Chrysalis, by first-class mail, postage prepaid, at least 10 days prior to the record date specified below, a notice stating in reasonable detail the relevant facts and any resulting adjustments and the calculation thereof, if applicable, and stating (if applicable): that the date to be used to determine (i) which holders of Common Stock will be entitled to receive notice of such dividend, distribution, subdivision or combination (the "Record Date") and (ii) the date as of which such dividend distribution, subdivision or combination shall be made; or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined (provided, that in the event Chrysalis institutes a policy of declaring cash dividends on a periodic basis, Chrysalis need only provide the relevant information called for in this clause with respect to the first cash dividend payment to be made pursuant to such policy and thereafter provide only notice of any changes in the amount or the frequency of any subsequent dividend payments).

          2.5 FRACTIONAL INTERESTS. Chrysalis shall not be required to issue fractions of shares of Common Stock on the exercise of this Warrant. If any fraction of a share of Common Stock would, except for the provisions of this
Section 2.5, be issuable upon the exercise of this Warrant, Chrysalis shall, upon such issuance, purchase such fraction for an amount in cash equal to the current value of such fraction, computed on the basis of the last, reported close price of the Common Stock on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") on the last business day prior to the date of exercise upon which such a sale shall have been effected, or, if the Common Stock is not so quoted on Nasdaq, as the Board of Directors of Chrysalis may in good faith determine.

          2.6 EFFECT OF ALTERNATE SECURITIES. If at any time, as a result of an adjustment made pursuant to this Section 2, the holder of the Warrants shall thereafter become entitled to receive any securities of Chrysalis other than shares of Common Stock, then the number of such other securities receivable upon exercise of the Warrant shall be subject to adjustment from time to time on terms as nearly equivalent as practicable to the provisions with respect to shares of Common Stock contained in this Section 2.

      SECTION 3.  EXERCISE OF WARRANT.

           3.1 EXERCISE OF WARRANT. (a) The Investor may exercise this Warrant in whole or in part; provided, however, that if the Investor exercises this
                          --------  -------
     Warrant in part it must do so in increments of 500,000 Warrant Shares subject to Section 2 hereof, by (i) surrendering this Warrant to Chrysalis, with the form of exercise notice attached hereto as Exhibit A duly executed by Investor and (ii) (A) making payment to Chrysalis of the aggregate Exercise Price for the applicable Warrant Shares in cash, by certified check or bank check or by wire transfer to an account designated by Chrysalis or (B) surrendering the Note to Chrysalis; provided, however,
                                                          --------  -------
     that in the event the Investor exercises this Warrant in part, Chrysalis will, upon surrender and cancellation of the Note, issue a Note to Investor for the remaining outstanding balance after taking into account the payment of the Exercise Price for such Warrant Shares issued thereby. In addition, Schedule B attached hereto shall reflect the total number of Warrant Shares that Investor may exercise and receive under this Warrant and such Schedule shall be revised to reflect any partial exercise of this Warrant as provided herein.

          (b) Investor shall for all purposes be deemed to have become the holder of record of the Warrant Shares and such Warrant Share certificate shall be dated the later of (i) the date upon which the Warrant exercise notice was duly surrendered and (ii) (A) the date payment of the Exercise Price was received by Chrysalis or (B) the date the Note was surrendered to Chrysalis.

          3.2 ISSUANCE OF WARRANT SHARES. The Warrant Shares purchased shall be issued to the Investor exercising this Warrant as of the close of business on the date on which all actions and payments required to be taken or made by the Investor pursuant to Section 3.1 shall have been so taken or made. Certificates for the Warrant Shares so purchased shall be delivered to the Investor within a reasonable time, not exceeding 10 days after this Warrant is surrendered.

      SECTION 4. RIGHTS OF THE INVESTOR. The Investor shall not, solely by virtue of this Warrant and prior to the issuance of the Warrant Shares upon due exercise of this Warrant, be entitled to any rights of a stockholder of Chrysalis.

      SECTION 5. NON-TRANSFERABILITY. The Investor hereby represents and warrants that it is acquiring this Warrant and, upon the exercise thereof, the Warrant Shares, for investment and not with a view to resale or distribution thereof. The Investor may not sell, assign, transfer or otherwise dispose of this Warrant or any Warrant Shares except in accordance with the Standstill Agreement.

      SECTION 6. LEGEND ON WARRANT SHARES. Certificates evidencing the Warrant Shares shall bear the legend set forth on the first page of this Warrant.

      SECTION 7.  REPRESENTATIONS AND WARRANTIES.

          7.1 PURCHASE FOR OWN ACCOUNT. This Warrant and the Warrant Shares to be issued by Chrysalis hereunder will be acquired by Investor for its own account for investment purposes only, not as a nominee or agent and not with a view to the public resale or distribution thereof within the meaning of the Securities Act. If the Investor is an entity, the Investor was existing prior to receiving any offer hereunder and has not been organized for the specific purpose of acquiring this Warrant or the Warrant Shares.

          7.2 INVESTMENT EXPERIENCE. Such Investor, alone or together with the Investor's business, tax or legal advisors (the "Purchaser Representative"), has experience as an investor in securities of companies such as Chrysalis and acknowledges that it is able to fend for itself, can bear the economic risk of its investment in this Warrant and the Warrant Shares, and, alone or together with such Purchaser Representative, has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of such investment. Further, such Investor is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

          7.3 RESTRICTED SECURITIES. Such Investor understands that this Warrant and the Warrant Shares will constitute "restricted securities" under the Securities Act inasmuch as they are being acquired from Chrysalis in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder, may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Investor represents that the Investor is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

          7.4 ACCESS TO INFORMATION AND INVESTIGATION. (i) Such Investor has made an independent evaluation of the risks and merits of acquiring this Warrant and the Warrant Shares and (ii) such Investor, alone or together with its Purchaser Representative, has been given the opportunity to ask questions, and has asked such questions as such Investor has deemed necessary and appropriate, concerning Chrysalis, and has had any such questions answered to its satisfaction.

      SECTION 8.  MISCELLANEOUS.

          8.1 AMENDMENTS. The parties may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Warrant or changing in any manner the rights of either of the parties hereunder. No amendment, supplement or modification shall be binding on either party unless made in writing and signed by a duly authorized representative of each party.

          8.2 NOTICES. All notices, requests, demands, claims, deliveries and other communications hereunder shall be in writing and shall be deemed effectively given upon (a) personal delivery to the person to be notified, (b) seven days after deposit with a domestic Post Office, by registered mail, postage prepaid and addressed to the person to be notified at the address indicated for such person below, or at such other address as such person may designate by advance written notice to the other party, (c) confirmed transmission by electronic facsimile to the fax number specified for such person below or such other number as such person may designate by advance written notice to the other party, (d) two business days after sent by certified mail (first class postage pre-paid) and (e) next day for delivery by guaranteed overnight delivery, which delivery is confirmed:

          (a)  if to Chrysalis to:

               Chrysalis International Corporation
               575 Route 28
               Raritan, New Jersey 08869
               Attention:  John Cooper

               Telecopy:  (908) 722-6677

               with a copy to:

               Jones, Day, Reavis & Pogue
               North Point
               901 Lakeside Avenue
               Cleveland, Ohio 44114
               Attention:  Thomas C. Daniels, Esq.

               Telecopy:  (216) 579-0212

          (b)  if to the Investor to:

               Panlabs International, Inc.
               c/o MDS Inc.
               100 International Boulevard
               Etobicoke, Ontario, Canada  M9W 6J6
               Attention:  Vice-President - Legal Affairs

               Telecopy:  (416) 675-4095

               with a copy to:

               Harris Beach & Wilcox, LLP
               The Granite Building
               130 East Main Street
               Rochester, New York  14604-1687
               Attn:  Thomas E. Willett, Esq.

               Telecopy:  (716) 232-6925

          8.3 WAIVER BY CONSENT. The Investor may execute and deliver to Chrysalis a written instrument waiving, on such terms and conditions as the Investor may specify in such instrument, any of the requirements of this Warrant.

          8.4 NO IMPLIED WAIVER; RIGHTS ARE CUMULATIVE. The failure to exercise or the delay in exercising by either party of any right, remedy, power or privilege under this Warrant, shall not operate as a waiver thereof. The single or partial exercise of any right, remedy, power or privilege under this Warrant shall not preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          8.5 GOVERNING LAW. This Warrant and rights and obligations of the parties hereunder shall be governed by, construed and interpreted in accordance with the laws of the State of Delaware applicable to agreements executed by residents of that state, and fully to be performed, in that state.

          8.6 SEVERABILITY. If any provision of this Warrant is found to be unenforceable for any reason whatsoever, such provision shall be deemed null and void to the extent of such unenforceability but shall be deemed separable from and shall not invalidate any other provision of this Warrant.

          8.7 CAPTIONS. Captions to the various paragraphs of this Warrant are provided for convenience only and shall not be used to construe the provisions of this Warrant.

          8.8 ENTIRE AGREEMENT. This Warrant, the Note, the Note and Warrant Purchase Agreement and the Standstill Agreement constitute the entire understanding of the parties with respect to the subject matter of the Warrant and supersedes all prior discussions, agreements and representations, whether oral or written, concerning the subject matter hereof and whether or not executed by the Investor and Chrysalis.

          8.9 TITLES AND SUBTITLES. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

          8.10 COUNTERPARTS. This Warrant may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be duly executed and delivered by the proper and duly authorized officers as of the day and year first above written.


                                    CHRYSALIS INTERNATIONAL
                                    CORPORATION


                                By: /s/ John G. Cooper
                                   ----------------------------------
                                    Name:  John G. Cooper
                                    Title: Senior Vice President & Chief
                                            Financial Officer


                                    PANLABS INTERNATIONAL, INC.


                                By: /s/ Peter  Brent
                                   -----------------------------------
                                    Name:  Peter E. Brent
                                    Title: Director & Assistant Secretary